Exhibit 2(k)(1)

                                     FORM OF

           ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

      THIS AGREEMENT is made as of ___________, 2007 by and between MAGNETAR SPECTRUM FUND, a Delaware business trust (the "Fund"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

      WHEREAS,   the  Fund  is  registered  as  a  closed-end,   non-diversified
management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, the Fund wishes to retain PFPC to provide administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. As used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (c) "Change of Control" means a change in ownership or control (not including transactions between wholly owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).


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      (d)   "Oral Instructions" mean oral instructions  received by PFPC from an
            Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (e) "Manager" means Magnetar Financial LLC, the investment adviser to the Fund.

      (f) "Organizational Documents" means the Fund's Declaration of Trust, Bylaws and Registration Statement filed with the Securities and Exchange Commission.

      (g)   "Board of Trustees" means the board of trustees of the Fund.

      (h)"SEC" means the Securities  and Exchange  Commission.

      (i)   "Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

      (j) "Shares" means the shares of beneficial interest of any series or class of the Fund.

      (k) "Written Instructions" means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an authorized person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Fund hereby appoints PFPC to provide administration, accounting and investor services to the Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as


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      specifically set forth herein or as may be specifically  agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or engaged by any other third party service provider to the Fund.

3.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees , unless and until PFPC receives Written Instructions to the contrary.

      (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

4.    Right to Receive Advice.


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      (a)   Advice of the Fund.  If PFPC is in doubt as to any  action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel after PFPC has discussed the matter with the Fund and the Fund's counsel and the conflict is not resolved.

      (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.

5.    Records; Visits.

      (a) The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons, at the Fund's expense, shall have access to such books and records at all times during PFPC's normal business hours, including access through on-site visits at the location where the Fund's records are maintained by PFPC at the


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            Fund's expense.  Upon the reasonable  request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

      (b)   PFPC shall keep the following records:

            (i) all books and records with respect to the Fund's books of account; and

            (ii)     records of the Fund's securities transactions.

6.    Confidentiality.  Each  party  shall  keep  confidential  any  information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. (Pursuant to Section 7(d), the Fund hereby designates all non-public data provided by the Fund to PFPC prior to the execution of this Agreement as Confidential Information). Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the


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      receiving party at the time it is obtained;  (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d)
      it  is  released  by  the  protected   party  to  a  third  party  without
      restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) it is Fund information provided by PFPC in connection with an independent third party compliance or other review so long as such independent third party has agreed to maintain such Fund information confidentially; (h) release of such information is necessary or desirable in connection with PFPC's provision of services under this Agreement; or (i) it has been or is independently developed or obtained by the receiving party. The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7. Liaison with Accountants. PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

8.    Liaison with Fund's  Chief  Compliance  Officer.  In  connection  with the
      Fund's obligations under rule 38a-1 of the 1940 Act, PFPC shall (i) provide, via internet access or otherwise, its policies and procedures related to the services that it is required to perform pursuant to this Agreement and summaries thereof; (ii) provide notification (via


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      e-mail  or  otherwise)  of  updates  to its  aforementioned  policies  and procedures; and (iii) upon request provide periodic certifications with respect to its aforementioned policies and procedures.

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. Provided that PFPC has taken such reasonable steps, PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, fraud, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.   Compensation.

      (a) As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.

      (b) The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii)


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            any  benefits  accruing  to PFPC or to the adviser or sponsor to the
            Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

      (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PFPC the fees set forth in the applicable fee letter.

12.   Standard of Care/Limitations of Liability.

      (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder. Subject to the terms of this Section 12, PFPC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

      (b) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, the Fund hereby acknowledges and agrees that (i) PFPC, in the course of
            providing   tax-related   services  or  calculating


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            and reporting portfolio performance hereunder,  may rely upon PFPC's reasonable interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax
            services  and  in  determining  methods  of  calculating   portfolio
            performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is due to PFPC's gross negligence or willful misconduct.

      (c) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, the Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is due to PFPC's gross negligence or willful misconduct; provided, however, that PFPC shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) determine would otherwise apply to PFPC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PFPC (or any similar service provider) is (or would be) responsible.

      (d) To the extent caused by PFPC's own negligence, PFPC cumulative liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("Loss") shall not exceed $1,000,000.


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      (e)   PFPC shall not be liable for damages  (including  without limitation damages caused by delays, failure,  errors,  interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

      (f) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine. PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel as provided in this Agreement. PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

      (g) Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.


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      (h)   No party  may  assert a cause of action  against  PFPC or any of its affiliates that allegedly occurred more than twenty-four (24) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

      (i) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (j)   This Section 12 shall survive termination of this Agreement.

13. Indemnification. The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees ("PFPC Indemnified Party") from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) ("Losses") arising directly or indirectly from any action taken or omitted to be taken by PFPC which PFPC takes in good faith in connection with the provision of services to the Fund. No PFPC Indemnified Party shall be indemnified by the Fund against any Loss caused by a PFPC Indemnified Party's own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. This Section 13 shall survive termination of this Agreement.

14. Description of Accounting Services on a Continuous Basis. PFPC will perform the following accounting services with respect to each portfolio:

            (i) Journalize investment, capital and income and expense activities;

            (ii) Verify investment buy/sell trade tickets when received from the investment adviser for the portfolio (the "Adviser");

            (iii)    Maintain individual ledgers for investment securities;


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            (iv)     Maintain historical tax lots for each security;

            (v) Record and reconcile corporate action activity and all other capital changes;

            (vi) Reconcile cash and investment balances of the Fund with the Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes.

            (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund's confidential memorandum;

            (ix) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

            (x) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

            (xi) Control all disbursements and authorize such disbursements from the Fund's account with the custodian(s) upon Written Instructions;

            (xii)    Calculate capital gains and losses;

            (xiii)   Determine net income;

            (xiv) Determine applicable foreign exchange gains and losses on payables and receivables;

            (xv) Obtain daily security market quotes and currency exchange rates from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of the Fund's investments in accordance with the applicable valuation policies or guidelines provided by the Fund to PFPC, provided that PFPC does not inform the Fund that it is either unable or unwilling to comply with such policies or procedures;

            (xvi) Transmit or mail a copy of the daily portfolio valuation to the Adviser;

            (xvii) Arrange for the computation of the net asset value in accordance with the provisions of the Fund's Organizational Documents and confidential memorandum; and

            (xviii)  As  appropriate,  compute  yields,  total  return,  expense
                     ratios,   portfolio   turnover  rate,   and,  if  required,
                     portfolio  average  dollar-weighted  maturity



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                     as well as compute and monitor dividend payments.

15. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services if required with respect to each portfolio:

            (i)      Prepare monthly security transaction listings;

            (ii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

            (iii) Prepare for execution and file the Fund's Federal and state tax returns; prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

            (iv)     Prepare income and capital gain distributions;

            (v) Prepare and file (or coordinate this filing of) the Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

            (vi) Prepare, coordinate with the Fund's counsel and coordinate the filing with the SEC: Form N-CSR; Form N-Q; Form N-PX (provided that the Fund's voting records are delivered to PFPC in the format required by PFPC); and Schedule T/O and any amendments thereto in connection with periodic tender offers;

            (vii) Coordinate with the Fund's counsel all periodic tender offers and repurchases of shares, including the printing, mailing, tracking of periodic tender offers and the tabulation of tender offer results;

            (viii) If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund's Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, PFPC will provide (to such person or entity as agreed between the Fund and PFPC) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and PFPC from time to time, PFPC shall be required to provide the sub-certification only during the terms of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirements;

            (ix) Coordinate printing and distribution of the Fund's annual and semi-annual shareholder reports;


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            (x)      Periodically  report compliance testing to the Fund's Chief
                     Compliance Officer regarding investment restrictions based on the 1940 Act and any restrictions imposed on regulated investment companies by the Internal Revenue Code and/or Internal Revenue Service; and

            (xi) Perform such additional administrative duties relating to the administration of the Fund as may subsequently be agreed upon in writing between the Fund and PFPC.

All regulatory services are subject to the review and approval of Fund counsel.

16. Description of Investor Services on a Continuous Basis. PFPC will perform the following functions:

            (i) Maintain the register of shareholders and enter on such register all issues, transfers and repurchases of Shares in the Fund;

            (ii) Arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund's Organizational Documents;

            (iii) Allocate income, expenses, gains and losses to individual shareholders' capital accounts in accordance with the Fund's Organizational Documents;

            (iv)     Mail  and/or   electronically   distribute   monthly   Fund
                     statements to investors;

            (v) Coordinate with the Fund and/or its counsel periodic tender offers and repurchases of Shares, including printing, mailing and tracking periodic tender offers and tabulation of results; and

            (v) Receive, process and maintain subscription agreements and requests for redemptions (with Adviser's consent). For the avoidance of doubt, the parties understand and agree that PFPC's processing of subscription documents shall be limited to its review of such documents for completion only; nothing in this Agreement shall be construed as imposing upon PFPC any obligation to conduct a substantive review of subscription applications on behalf of the Fund (for compliance with SEC Regulation D or otherwise) as PFPC expressly disavows any power or authority to approve new investors in the Fund. As between PFPC and the Fund, the Fund shall be solely responsible for customer suitability review, due dilgence and "know your customer" information requirements with respect to Fund shareholders, in accordance with all applicable laws, rules and regulations.

17.   Description of AML/CIP Services.

      (a) General Description. PFPC has in place programs to ensure compliance with Section 352 of the USA PATRIOT Act and 31 CFR ss. 103.130 dealing with anti-money laundering ("AML") programs, Section 326 of the USA PATRIOT Act dealing with Customer Identification Programs ("CIP"), Office of Foreign Asset Control ("OFAC") economic sanctions programs, and 31 CFR ss. 103.15 dealing with the filing of Suspicious Activity Reports ("SARs"). PFPC has agreed to assist the Fund in meeting its goals of voluntary compliance with Section 352 of the USA PATRIOT Act, Section 326 of the USA PATRIOT Act and 31 CFR ss. 103.130 dealing with AML programs, CIP, with respect to its voluntary compliance with 31 CFR ss. 103.15 dealing with the filing of SARs, and in complying with OFAC economic sanctions programs as set forth herein.

      (b) Section 352 of the USA PATRIOT Act and 31 CFR ss. 103.15. With respect to assisting the Fund in its compliance with Section 352 of the USA PATRIOT Act and 31 CFR ss. 103.15, PFPC shall:


            (i)      establish  and   implement   written   internal   policies,
                     procedures and controls reasonably designed to ensure compliance by the Fund and its service providers with all applicable Bank Secrecy Act ("BSA") regulatory requirements and to help prevent the Fund from engaging in criminal activity including money laundering or assisting in terrorist financing;

            (ii) provide for independent compliance testing, by an employee who is not responsible for the operation of PFPC's AML program, or alternatively by an outside party, of PFPC's established anti-money laundering policies and procedures employed on behalf of the Fund;

            (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program established on behalf of the Fund and to oversee compliance by the Fund's service providers; and

            (iv) provide ongoing training of PFPC personnel relating to compliance with BSA requirements and the prevention of money-laundering and terrorist financing activity on behalf of the Fund.

      (c) Section 352 of the USA PATRIOT Act. With respect to its assistance to the Fund under Section 352 of the USA PATRIOT Act, PFPC shall, upon the reasonable request of the Fund, provide to the Fund:

            (i) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement);

            (ii) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and

            (iii) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by governmental departments or regulatory agencies with appropriate jurisdiction and to make available to examiners such information and records relating to its AML program as such examiners shall reasonably request.

      (d) Section 326 of the USA PATRIOT Act. With respect to assisting the Fund in its compliance with Section 326 of the USA PATRIOT Act, PFPC will undertake the following:

            (i) Implement procedures under which new accounts in the Fund will not be opened unless PFPC has obtained the name, date of birth (for U.S. natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding New Customer ("New Customer") (as defined in 31 CFR ss. 103.131); similar procedures will be put in place for non-U.S. natural persons to provide sufficient information to reasonably verify the identity of the customer;

            (ii) Use the collected Data Elements to attempt to reasonably verify the identity of each New Customer promptly before, or within a reasonable time after, each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR ss.103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es) or for higher risk customers;

            (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR ss.103.131(b)(3); and

            (iv)     Regularly  report to the Fund about  measures  taken  under
                     (i)-(ii) above and report of account opening with respect to any account PFPC has been unable to verify so that the Fund may decide whether to undertake additional verification or close the account.

            Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC will not be required to collect the Data Elements for (or verify) prospective New Customers (or accounts) beyond the requirements of relevant regulations (for example, PFPC will not verify Customers opening accounts through NSCC, if applicable), and PFPC will not be required to perform any task that need not be performed for the Fund to be in compliance with relevant regulations if the Fund was subject to mandatory rather than voluntary compliance with the regulations.

      (e) OFAC Obligations. To assist the Fund in complying with any Office of Foreign Asset Control ("OFAC") obligations with respect to accounts of New Customers and existing investors in the Funds, PFPC checks account registration information against:

            (i) the OFAC List of Specially Designated Nationals and other economic sanctions lists administered by OFAC, and

            (ii)     the list of Blocked Countries administered by OFAC;

            (iii) or any other economic sanctions programs administered by OFAC;

            (iv) If PFPC confirms the authenticity of any resulting match against the lists and programs in (i-iii) above, it will promptly contact OFAC, notify the Fund and will assist the Fund in taking appropriate steps to block any transaction or attempted transaction involving the customer involved.

      (f) SAR Filings. To assist the Fund in complying with 31 CFR ss. 103.15 with respect to the filing of SARs, unless prohibited by applicable law, PFPC agrees that it will refer suspicious activity to the Fund to assist with the Fund's Suspicious Activity Reporting obligations and use reasonable efforts to consult with the Fund's AML Compliance Officer or other designee prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, the Fund agrees that PFPC reserves the sole discretion to independently contact law enforcement or file a SAR as part of its own suspicious activity reporting obligations and further reserves the sole discretion to independently file a SAR on its own behalf if it deems it appropriate. The Fund authorizes PFPC, as its agent, to share information about potentially suspicious activities with other financial institutions pursuant to Section 314(b) of the USA PATRIOT Act, provided, however, that PFPC shall notify the Fund promptly of such information sharing and PFPC will take measure to ensure that the information is safeguarded from further disclosure.

      (g) Information Available Upon Request. PFPC shall take all reasonable action in the performance of its duties under this Agreement to make any information reasonably requested by the Fund available to the Fund, its Authorized Persons and/or any duly authorized representatives of the Fund (as designated in writing by the Fund to PFPC) at the expense of the Fund (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).

      (h) Assistance to PFPC. In connection with services provided by PFPC to the Fund, the Fund will provide, or reasonably cooperate and assist PFPC in obtaining, such information and documentation as PFPC may reasonably request (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).

      (i) Scope of Duties. The Fund acknowledges and agrees that in accepting the delegation hereunder, PFPC is agreeing to perform only those duties that have been expressly delegated in this Section, as may be amended from time to time by the parties, and is not undertaking and shall not be responsible for any other aspect of the Fund's AML program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. The Fund shall be responsible for appointing its own Anti-Money Laundering Reporting Officer (if such appointment is required) and under no circumstances shall PFPC, PFPC's affiliates, or any PFPC's employees, officers or directors, be responsible or liable for the Fund's compliance with any anti-money laundering laws and regulations of any jurisdiction in which the Fund operates (other than as specifically described herein).

18.   Duration and Termination.

      (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) years (the "Initial Term").

      (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Term") each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

      (c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Fund and paid to PFPC prior to any such conversion.

      (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (e) Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PFPC terminating PFPC as the provider of any of the services hereunder or if the Fund otherwise terminates, without reasonable cause, this Agreement before the expiration of the then-current Initial or Renewal Term ("Early Termination"):

            (1) PFPC Trust shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund's successor service provider including providing such data as may be required in mutually acceptable format; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

            (2) Before the effective date of the Early Termination, the Fund shall pay to PFPC an amount equal to all fees and other amounts ("Early Termination Fee") calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).

            (3) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

            (4) For purposes of Section 18(e), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

            (5) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to "expiration of the then-current Initial or Renewal Term" shall be deemed to mean "expiration of the Renewal Term immediately following the then-current Initial or Renewal Term."

            (6) If any of the Fund's assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement ("Removed Assets") and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and,
                  (ii) at, PFPC's option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC Trust, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

19. Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Adviser or sponsor, the Fund's ability to terminate the Agreement pursuant to Section 17 will be suspended from the time of such agreement until two years after the Change of Control.

20. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first class mail, it shall be deemed to have been given seven (7) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such address as PFPC may inform the Fund in writing); (b) if to the Fund, c/o Magnetar Financial LLC, 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201 (or such address as the Fund may inform PFPC in writing); or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

21. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days' prior written notice of such assignment or delegation.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.   Miscellaneous.

      (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

      (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees, and the Fund shall cause the Fund's sponsor and the Fund's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund, the Fund's sponsor or an affiliate of the Fund if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

      (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

            The scope of services to be provided by PFPC under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

      (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (e)   Information.   The  Fund   will   provide   such   information   and
            documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.

      (f)   Governing Law. This Agreement  shall be deemed to be a contract made
            in  Delaware  and  governed  by  Delaware  law  without   regard  to
            principles of conflict of law.

      (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

      (i) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (j) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (k) Fund Disclaimer. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of its Trustees, shareholders, nominees, officers, agents or employees personally, but shall bind only the property or assets of the Fund, as the case may be.

      (l) Legal Advice. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

      (m) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By:
                                       --------------------------------

                                    Title:
                                          -----------------------------


                                    MAGNETAR SPECTRUM FUND

                                    By:
                                       --------------------------------

                                    Title:
                                          -----------------------------


                                      -28-